Exhibit 99.1
News Release

For more information contact:

Media Relations: Britt Zarling Vice President, Corporate Communications Fiserv, Inc. 414-378-4040 britt.zarling@fiserv.com	Investor Relations: Tiffany Willis Vice President, Investor Relations Fiserv, Inc. 678-375-4643 tiffany.willis@fiserv.com

For Immediate Release

Fiserv Reports Second Quarter 2019 Results
First Data transaction expected to close on or about July 29;
GAAP revenue growth of 6 percent in the quarter and 5 percent year to date;
GAAP EPS decrease of 7 percent in the quarter and 30 percent year to date;
Internal revenue growth of 4 percent in both the quarter and year to date;
Adjusted EPS increase of 9 percent in the quarter and 11 percent year to date;
Full year 2019 guidance affirmed

BROOKFIELD, Wis., July 25, 2019 – Fiserv, Inc. (NASDAQ: FISV), a leading global provider of financial services technology solutions, today reported financial results for the second quarter of 2019.
Second Quarter 2019 GAAP Results
GAAP revenue for the company increased 6 percent to $1.51 billion in the second quarter of 2019 compared to the prior year period, with 10 percent growth in the Payments segment and 2 percent growth in the Financial segment. For the first six months of 2019, GAAP revenue increased 5 percent to $3.01 billion compared to the prior year period, with 9 percent growth in the Payments segment and Financial segment revenue relatively consistent with the prior year period.
GAAP earnings per share was $0.56 in the second quarter and $1.12 in the first six months of 2019, decreasing 7 percent and 30 percent, respectively, compared to the prior year periods. GAAP earnings per share included costs of $0.10 and $0.26 per share in the second quarter and first six months of 2019, respectively, related to the previously announced pending acquisition of First Data Corporation. GAAP earnings per share in the first six months of 2018 included a gain of $0.36 per share on the sale of a 55 percent interest of the company's Lending Solutions business (the "Lending Transaction").
GAAP operating margin was 25.4 percent in the second quarter and 25.1 percent in the first six months of 2019 compared to 25.2 percent in the second quarter and 33.8 percent in the first six months of 2018. GAAP operating margin in the first six months of 2018 included a $229 million gain resulting from the Lending Transaction.

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Net cash provided by operating activities was $579 million in the first six months of 2019 compared to $613 million in the first six months of 2018.
"We delivered stronger than expected second quarter results across all financial measures including double-digit sales growth," said Jeffery Yabuki, President and Chief Executive Officer of Fiserv. "At the same time, we continue to advance our integration planning efforts for our pending First Data acquisition which we expect to close on July 29."

Second Quarter 2019 Non-GAAP Results and Additional Information

•	Adjusted revenue increased 7 percent to $1.45 billion in the second quarter and 6 percent to $2.88 billion in the first six months of 2019 compared to the prior year periods.

•	Internal revenue growth for the company was 4 percent in the second quarter, with 5 percent growth in the Payments segment and 2 percent growth in the Financial segment.

•	Internal revenue growth for the company was 4 percent in the first six months of 2019, with 4 percent growth in both the Payments and Financial segments.

•	Adjusted earnings per share increased 9 percent to $0.82 in the second quarter and 11 percent to $1.66 in the first six months of 2019 compared to the prior year periods.

•	Adjusted operating margin was 32.4 percent in both the second quarter of 2019 and 2018, and was 32.1 percent in the first six months of 2019 compared to 32.5 percent in the first six months of 2018.

•	Free cash flow was $602 million in the first six months of 2019 compared to $491 million in the prior year period.

•	Sales results were up 17 percent in the quarter and 14 percent in the first six months of 2019 compared to the prior year periods.

•
The company repurchased 1.6 million shares of common stock for $120 million in 2019 prior to the announcement of the proposed First Data acquisition. The company has deferred additional share repurchases until the close of the acquisition. As of June 30, 2019, the company had 24.3 million remaining shares authorized for repurchase.

•	In connection with the proposed acquisition, the company completed public offerings of $9.0 billion of senior notes in June 2019, and €1.5 billion and £1.1 billion of senior notes in July 2019.

Agreement to Merge with First Data Corporation
On January 16, 2019, Fiserv announced that it had entered into a definitive merger agreement to acquire First Data Corporation ("First Data") in an all-stock transaction for an equity value of approximately $22 billion as of the announcement. Fiserv and First Data have received the final required regulatory approvals and non-objections needed to complete the proposed acquisition. Subject to the satisfaction or waiver of the remaining customary contractual conditions set forth in the merger agreement, the parties expect to close the transaction on or about July 29, 2019.

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Outlook for 2019
Fiserv continues to expect internal revenue growth in a range of 4.5 to 5 percent for the year. The company also expects adjusted earnings per share in a range of $3.39 to $3.52, which represents growth of 10 to 14 percent, as adjusted for the Lending Transaction. The company's outlook for the year does not include any impact related to its pending acquisition of First Data Corporation.
"Our stronger than expected first-half performance positions us well to meet our financial commitments for the year," said Yabuki.
Earnings Conference Call
The company will discuss its second quarter 2019 results on a conference call and webcast at 4 p.m. CT on Thursday, July 25, 2019. To register for the event, go to fiserv.com and click on the Q2 Earnings webcast link. Supplemental materials will be available in the "Investor Relations" section of the website.
About Fiserv
Fiserv, Inc. (NASDAQ: FISV) enables clients worldwide to create and deliver financial services experiences in step with the way people live and work today. For 35 years, Fiserv has been a trusted leader in financial services technology, helping clients achieve best-in-class results by driving quality and innovation in payments, processing services, risk and compliance, customer and channel management, and insights and optimization. Fiserv is a member of the FORTUNE® 500 and has been named among the FORTUNE Magazine World's Most Admired Companies® for six consecutive years, recognized for strength of business model, people management, social responsibility and innovation leadership. Visit fiserv.com and follow on social media for more information and the latest company news.
Use of Non-GAAP Financial Measures
In this earnings release, the company supplements its reporting of information determined in accordance with GAAP, such as revenue, operating income, operating margin, net income, earnings per share and net cash provided by operating activities, with "adjusted revenue," "internal revenue growth," "adjusted operating income," "adjusted operating margin," "adjusted net income," "adjusted earnings per share," "adjusted earnings per share, as adjusted for the Lending Transaction impact," and "free cash flow." Management believes that adjustments for certain non-cash or other items and the exclusion of certain pass-through revenue and expenses should enhance shareholders' ability to evaluate the company's performance, as such measures provide additional insights into the factors and trends affecting its business. Therefore, the company excludes these items from GAAP revenue, operating income, operating margin, net income, earnings per share and net cash provided by operating activities to calculate these non-GAAP measures. The corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP measures are included in this earnings release, except for forward-looking measures where a reconciliation to the corresponding GAAP measures is not available due to the variability, complexity and limited visibility of the non-cash and other items described below that

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are excluded from the non-GAAP outlook measures. See page 15 for additional information regarding the company's forward-looking non-GAAP financial measures.
Examples of non-cash or other items may include, but are not limited to, non-cash deferred revenue adjustments arising from acquisitions, non-cash intangible asset amortization expense associated with acquisitions, non-cash impairment charges, severance costs, charges associated with debt financing activities including early debt extinguishment and bridge financing costs, merger and integration costs, certain costs associated with the achievement of the company's operational effectiveness objectives, gains or losses from dispositions and unconsolidated affiliates, and certain discrete tax benefits and expenses. The company excludes these items to more clearly focus on the factors management believes are pertinent to its operations, and management uses this information to make operating decisions, including the allocation of resources to the company's various businesses.
The company adjusts its non-GAAP results to exclude amortization of all acquisition-related intangible assets as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Management believes that the adjustment of acquisition-related intangible asset amortization supplements the GAAP information with a measure that can be used to assess the comparability of operating performance. Although the company excludes amortization from acquisition-related intangible assets from its non-GAAP expenses, management believes that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation.
Internal revenue growth and free cash flow are non-GAAP financial measures and are described on page 13. Management believes internal revenue growth is useful because it presents revenue growth excluding acquisitions, dispositions and the impact of postage reimbursements in the company's Output Solutions business, and including deferred revenue purchase accounting adjustments. Management believes free cash flow is useful to measure the funds generated in a given period that are available for debt service requirements and strategic capital decisions. Management believes this supplemental information enhances shareholders' ability to evaluate and understand the company's core business performance.
These non-GAAP measures may not be comparable to similarly titled measures reported by other companies and should be considered in addition to, and not as a substitute for, revenue, operating income, operating margin, net income, earnings per share and net cash provided by operating activities or any other amount determined in accordance with GAAP.

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Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated internal revenue growth, adjusted earnings per share and adjusted earnings per share growth. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “could,” “should” or words of similar meaning. Statements that describe the company’s future plans, objectives or goals are also forward-looking statements.

Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that could cause Fiserv’s actual results to differ materially include, among others: the possibility that Fiserv and First Data Corporation may be unable to achieve expected synergies and operating efficiencies from the proposed merger within the expected time frames or at all or to successfully integrate the operations of First Data Corporation into those of Fiserv; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected, including for possible reasons such as unexpected costs, charges or expenses resulting from the transaction; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against Fiserv, First Data Corporation and others related to the merger agreement; unforeseen risks relating to liabilities of Fiserv or First Data Corporation may exist; the conditions to the completion of the transaction may not be satisfied; the amount of the costs, fees, expenses and charges related to the transaction, including the costs, fees, expenses and charges related to any financing arrangements entered into in connection with the transaction; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction. Fiserv and First Data Corporation are subject to, among other matters, changes in customer demand for their products and services; pricing and other actions by competitors; general changes in local, regional, national and international economic conditions and the impact they may have on Fiserv and First Data Corporation and their customers and Fiserv’s and First Data Corporation’s assessment of that impact; rapid technological developments and changes, and the ability of Fiserv’s and First Data Corporation’s technology to keep pace with a rapidly evolving marketplace; the impact of a security breach or operational failure on Fiserv’s and First Data Corporation’s business; the effect of proposed and enacted legislative and regulatory actions in the United States and internationally affecting the financial services industry as a whole and/or Fiserv and First Data Corporation and their subsidiaries individually or collectively; regulatory supervision and oversight, and Fiserv’s and First Data Corporation’s ability to comply with government regulations; the impact of Fiserv’s and First Data Corporation’s strategic initiatives; Fiserv’s and First Data Corporation’s ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the

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ability to contain costs and expenses; the protection and validity of intellectual property rights; the outcome of pending and future litigation and governmental proceedings; acts of war and terrorism; and other factors included in “Risk Factors” in Fiserv’s and First Data Corporation’s respective filings with the SEC, including their respective Annual Reports on Form 10-K for the year ended December 31, 2018, and in other documents that the companies file with the SEC, which are available at http://www.sec.gov. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements. Fiserv assumes no obligation to update any forward-looking statements, which speak only as of the date of this news release.

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Fiserv, Inc.
Condensed Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue
Processing and services	$1,328	$1,207	$2,621	$2,445
Product	184	213	393	415
Total revenue	1,512	1,420	3,014	2,860

Expenses
Cost of processing and services	617	560	1,241	1,128
Cost of product	168	179	342	370
Selling, general and administrative	343	320	684	625
(Gain) loss on sale of business	—	3	(10)	(229)
Total expenses	1,128	1,062	2,257	1,894

Operating income	384	358	757	966
Interest expense	(64)	(45)	(123)	(90)
Debt financing activities	(37)	—	(96)	—
Non-operating income	8	3	11	3

Income before income taxes and (loss) income from investments in unconsolidated affiliates	291	316	549	879
Income tax provision	(60)	(72)	(91)	(212)
(Loss) income from investments in unconsolidated affiliates	(8)	7	(10)	7

Net income	$223	$251	$448	$674

GAAP earnings per share - diluted	$0.56	$0.60	$1.12	$1.61

Diluted shares used in computing earnings per share	399.6	416.4	399.4	419.0

Earnings per share is calculated using actual, unrounded amounts.

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Fiserv, Inc.
Reconciliation of GAAP to
Adjusted Net Income and Adjusted Earnings Per Share
(In millions, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

GAAP net income	$223	$251	$448	$674
Adjustments:
Merger, integration and other costs [1]	33	29	74	52
Severance costs	7	7	14	12
Amortization of acquisition-related intangible assets[2]	44	40	89	80
Debt financing activities [3]	39	—	98	—
Lending Transaction impact [4]	—	—	—	(9)
Tax impact of adjustments [5]	(26)	(17)	(60)	(30)
(Gain) loss on sale of business [6]	—	3	(10)	(229)
Tax impact of gain (loss) on sale of business [5]	—	(1)	2	77
Unconsolidated affiliate activities [7]	10	(1)	13	(1)
Tax impact of unconsolidated affiliate activities [5]	(2)	—	(3)	—
Adjusted net income	$328	$311	$665	$626

GAAP earnings per share	$0.56	$0.60	$1.12	$1.61
Adjustments - net of income taxes:
Merger, integration and other costs [1]	0.06	0.05	0.14	0.10
Severance costs	0.01	0.01	0.03	0.02
Amortization of acquisition-related intangible assets[2]	0.09	0.08	0.17	0.15
Debt financing activities [3]	0.08	—	0.19	—
Lending Transaction impact [4]	—	—	—	(0.02)
(Gain) loss on sale of business [6]	—	0.01	(0.02)	(0.36)
Unconsolidated affiliate activities [7]	0.02	—	0.03	—
Adjusted earnings per share	$0.82	$0.75	$1.66	$1.49

[1]
Merger, integration and other costs include acquisition and related integration costs of $52 million in 2019 and $29 million in 2018, and certain costs associated with the achievement of the company's operational effectiveness objectives of $22 million in 2019 and $23 million in 2018, primarily consisting of expenses related to data center consolidation activities. Acquisition and related integration costs in 2019 include $33 million, primarily consisting of legal and other professional service fees, related to the previously announced acquisition of First Data Corporation.

[2]
Represents amortization of intangible assets acquired through various acquisitions, including customer relationships, software/technology, and tradenames. This adjustment does not exclude the amortization of other intangible assets such as contract assets (sales commissions and deferred conversion costs), capitalized and purchased software, and financing costs and debt discounts. See additional information on page 14 for an analysis of the company's amortization expense.

[3]
Represents expenses associated with entering into and maintaining a bridge term loan facility for the purpose of refinancing certain indebtedness of First Data Corporation upon the closing date of the acquisition.

[4]	Represents the earnings attributable to the disposed 55 percent interest of the company's Lending Solutions business.

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[5]
The tax impact of adjustments is calculated using a tax rate of 22 percent, which approximates the company's annual effective tax rate, exclusive of the actual tax impacts associated with the net gain on sale of business and unconsolidated affiliate activities.

[6]	Represents the net gain on the Lending Transaction, including contingent consideration received in 2019.

[7]	Represents the company's share of amortization of acquisition-related intangible assets on the Lending Transaction.

See page 3 for disclosures related to the use of non-GAAP financial measures.
Earnings per share is calculated using actual, unrounded amounts.

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Fiserv, Inc.
Financial Results by Segment
(In millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Total Company
Revenue	$1,512	$1,420	$3,014	$2,860
Output Solutions postage reimbursements	(62)	(67)	(131)	(141)
Deferred revenue purchase accounting adjustments	—	1	—	3
Adjusted revenue	$1,450	$1,354	$2,883	$2,722

Operating income	$384	$358	$757	$966
Merger, integration and other costs	35	31	77	54
Severance costs	7	7	14	12
Amortization of acquisition-related intangible assets	44	40	89	80
(Gain) loss on sale of business	—	3	(10)	(229)
Adjusted operating income	$470	$439	$927	$883
Operating margin	25.4%	25.2%	25.1%	33.8%
Adjusted operating margin	32.4%	32.4%	32.1%	32.5%

Payments and Industry Products ("Payments")
Revenue	$917	$837	$1,831	$1,679
Output Solutions postage reimbursements	(62)	(67)	(131)	(141)
Deferred revenue purchase accounting adjustments	—	1	—	3
Adjusted revenue	$855	$771	$1,700	$1,541

Operating income	$303	$269	$590	$540
Merger, integration and other costs	—	1	—	2
Adjusted operating income	$303	$270	$590	$542
Operating margin	33.0%	32.1%	32.2%	32.2%
Adjusted operating margin	35.4%	35.0%	34.7%	35.2%

Financial Institution Services ("Financial")
Revenue	$604	$590	$1,202	$1,206

Operating income	$203	$201	$402	$403
Operating margin	33.7%	34.0%	33.5%	33.4%

Corporate and Other
Revenue	$(9)	$(7)	$(19)	$(25)

Operating (loss) income	$(122)	$(112)	$(235)	$23
Merger, integration and other costs	35	30	77	52
Severance costs	7	7	14	12
Amortization of acquisition-related intangible assets	44	40	89	80
(Gain) loss on sale of business	—	3	(10)	(229)
Adjusted operating loss	$(36)	$(32)	$(65)	$(62)

See page 3 for disclosures related to the use of non-GAAP financial measures.
Operating margin percentages are calculated using actual, unrounded amounts.

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Fiserv, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions, unaudited)
	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities
Net income	$448	$674
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	202	184
Amortization of acquisition-related intangible assets	89	80
Amortization of financing costs, debt discounts and other	105	6
Share-based compensation	34	36
Deferred income taxes	12	80
Gain on sale of business	(10)	(229)
Loss (income) from investments in unconsolidated affiliates	10	(7)
Settlement of interest rate hedge contracts	(183)	—
Other operating activities	(3)	2
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Trade accounts receivable	60	(11)
Prepaid expenses and other assets	(62)	(64)
Contract costs	(93)	(76)
Accounts payable and other liabilities	(28)	17
Contract liabilities	(2)	(79)
Net cash provided by operating activities	579	613

Cash flows from investing activities
Capital expenditures, including capitalization of software costs	(210)	(169)
Proceeds from sale of business	10	419
Payments for acquisition of business, including working capital adjustments	54	—
Distributions from unconsolidated affiliates	7	—
Purchases of investments	(3)	(2)
Other investing activities	6	(12)
Net cash (used in) provided by investing activities	(136)	236

Cash flows from financing activities
Debt proceeds	9,894	1,161
Debt repayments	(2,018)	(1,257)
Payments of debt financing, redemption and other costs	(164)	—
Proceeds from issuance of treasury stock	56	44
Purchases of treasury stock, including employee shares withheld for tax obligations	(185)	(824)
Other financing activities	—	7
Net cash provided by (used in) financing activities	7,583	(869)

Net change in cash and cash equivalents	8,026	(20)
Net cash flows from discontinued operations	—	43
Cash and cash equivalents, beginning balance	415	325
Cash and cash equivalents, ending balance	$8,441	$348

Certain prior period amounts have been reclassified to conform to current period presentation.

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Fiserv, Inc.
Condensed Consolidated Balance Sheets
(In millions, unaudited)

	June 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$8,441	$415
Trade accounts receivable – net	989	1,049
Prepaid expenses and other current assets	779	760
Total current assets	10,209	2,224

Property and equipment – net	418	398
Intangible assets – net	2,102	2,143
Goodwill	5,702	5,702
Contract costs – net	445	419
Other long-term assets	764	376
Total assets	$19,640	$11,262

Liabilities and Shareholders' Equity
Accounts payable and accrued expenses	$1,685	$1,626
Current maturities of long-term debt	9	4
Contract liabilities	360	380
Total current liabilities	2,054	2,010

Long-term debt	13,747	5,955
Deferred income taxes	713	745
Long-term contract liabilities	106	89
Other long-term liabilities	474	170
Total liabilities	17,094	8,969
Shareholders' equity	2,546	2,293
Total liabilities and shareholders' equity	$19,640	$11,262

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Fiserv, Inc.
Selected Non-GAAP Financial Measures and Additional Information
($ in millions, unaudited)

Internal Revenue Growth [1]	Three Months Ended June 30, 2019	Six Months Ended June 30, 2019
Payments Segment	5%	4%
Financial Segment	2%	4%
Total Company	4%	4%

[1]
Internal revenue growth is measured as the increase in adjusted revenue (see page 10) for the current period excluding acquired revenue and revenue attributable to dispositions, divided by adjusted revenue from the prior year period excluding revenue attributable to dispositions. Revenue attributable to dispositions includes transition services revenue within Corporate and Other.

In the second quarter of 2019, acquired revenue was $45 million (all in the Payments segment). Revenue attributable to dispositions was $9 million and $10 million (all in Corporate and Other) in the second quarter of 2019 and 2018, respectively, from the Lending Transaction.
During the first six months of 2019, acquired revenue was $91 million (all in the Payments segment). Revenue attributable to dispositions was $18 million (all in Corporate and Other) and $64 million ($54 million in the Financial segment and $10 million in Corporate and Other) in the first six months of 2019 and 2018, respectively, from the Lending Transaction.

Free Cash Flow	Six Months Ended June 30,
	2019	2018
Net cash provided by operating activities	$579	$613
Capital expenditures	(210)	(169)
Adjustments:
Settlement of interest rate hedge contracts	183	—
Severance, merger and integration payments	67	56
Cash distributions from unconsolidated affiliates	7	(1)
Tax payments on adjustments and debt financing	(20)	(8)
Other	(4)	—
Free cash flow	$602	$491

See page 3 for disclosures related to the use of non-GAAP financial measures.

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Total Amortization[1]	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Acquisition-related intangible assets	$44	$40	$89	$80
Capitalized software	39	33	77	66
Purchased software	13	11	25	23
Financing costs, debt discounts and other	42	3	105	6
Sales commissions	21	21	41	40
Deferred conversion costs	5	5	10	10
Total amortization	$164	$113	$347	$225
1 The company adjusts its non-GAAP results to exclude amortization of all acquisition-related intangible assets as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions (see corresponding adjustment on page 8). Management believes that the adjustment of acquisition-related intangible asset amortization supplements the GAAP information with a measure that can be used to assess the comparability of operating performance. Although the company excludes amortization from acquisition-related intangible assets from its non-GAAP expenses, management believes that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

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Fiserv, Inc.
Full Year Forward-Looking Non-GAAP Financial Measures
Internal Revenue Growth - The company's internal revenue growth outlook for 2019 excludes acquisitions, dispositions, and the impact of postage reimbursements in its Output Solutions business, and includes deferred revenue purchase accounting adjustments. These adjustments are subject to variability and are anticipated to increase 2019 GAAP revenue growth by approximately 1 percentage point as compared to the internal revenue growth rate.
Adjusted Earnings Per Share - The company's adjusted earnings per share outlook for 2019 excludes certain non-cash or other items which should enhance shareholders' ability to evaluate the company's performance, as such measures provide additional insights into the factors and trends affecting its business. Non-cash or other items may be significant and include, but are not limited to, non-cash deferred revenue adjustments arising from acquisitions, non-cash intangible asset amortization expense associated with acquisitions, non-cash impairment charges, severance costs, charges associated with debt financing activities including early debt extinguishment and bridge financing costs, merger and integration costs, certain costs associated with the achievement of the company's operational effectiveness objectives, gains or losses from dispositions and unconsolidated affiliates, and certain discrete tax benefits and expenses. The company estimates that the amortization expense with respect to acquired intangible assets as of June 30, 2019 will be approximately $180 million in 2019. Other adjustments to earnings per share that have been incurred to date are presented on page 8. Estimates of these other adjustments on a forward-looking basis are not available due to the variability, complexity and limited visibility of these items.
The company's adjusted earnings per share growth outlook for 2019 reflects 2018 performance as adjusted for the Lending Transaction. The information below is presented with a reconciliation to the most comparable GAAP measure, consistent with the fourth quarter 2018 earnings materials.

2018 GAAP net income	$1,187
Adjustments:
Merger, integration and other costs [1]	89
Severance costs	17
Amortization of acquisition-related intangible assets[2]	163
Loss on early debt extinguishment [3]	14
Tax impact of adjustments [4]	(63)
Gain on sale of business [5]	(227)
Tax impact of gain on sale of business [4]	77
Unconsolidated affiliate activities [6]	7
Tax impact of unconsolidated affiliate activities [4]	(2)
Tax reform [7]	19
2018 adjusted net income	$1,281

2018 GAAP earnings per share	$2.87
Adjustments	0.23
2018 adjusted earnings per share	3.10
Lending Transaction impact	(0.02)
2018 adjusted earnings per share, as adjusted for the Lending Transaction	$3.08

2019 adjusted earnings per share outlook	$3.39 - $3.52
2019 adjusted earnings per share growth outlook	10% - 14%

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[1] Merger, integration and other costs include acquisition and related integration costs of $46 million and certain costs associated with the achievement of the company's operational effectiveness objectives of $43 million, primarily consisting of expenses related to data center consolidation activities.

[2] Represents amortization of intangible assets acquired through various acquisitions, including customer relationships, software/technology, and tradenames. This adjustment does not exclude the amortization of other intangible assets such as contract assets (sales commissions and deferred conversion costs), capitalized and purchased software, and financing costs and debt discounts.

[3] Represents the loss on early debt extinguishment associated with the company's cash tender offer for and redemption of its $450 million aggregate principal amount of 4.625% senior notes.
[4] The tax impact of adjustments is calculated using a tax rate of 22 percent, which approximates the company's annual effective tax rate in 2018, exclusive of U.S. federal tax reform expense and the actual tax impacts associated with the gain on sale of business and unconsolidated affiliate activities.

[5] Represents the gain on the Lending Transaction.
[6] Represents the company's share of net gains associated with sales of businesses at StoneRiver Group, L.P., a joint venture in which the company owns a 49 percent interest, and the company's share of amortization of acquisition-related intangible assets on the Lending Transaction.

[7] Represents discrete income tax expense associated with U.S. federal tax reform and subsequent guidance issued by the Internal Revenue Service.

See page 3 for disclosures related to the use of non-GAAP financial measures.
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